Exhibit 99.1

NEWS

Georgia Gulf Announces Bank Amendment

ATLANTA, GEORGIA — June 15, 2009 — Georgia Gulf Corporation (NYSE:  GGC) today announced that it has received from its senior secured lenders an amendment to its senior secured credit agreement (the “amendment”) that allows the Company to continue to withhold the $34.5 million of interest payments due April 15, 2009 on its 2014 senior notes and 2016 senior subordinated notes and to withhold the $3.6 million interest payment due June 15, 2009 on its 2013 senior notes, without constituting a default under such credit agreement until the earlier of July 15, 2009 or the first day holders of 25 percent or more of the aggregate principal amount of its 2013 senior notes, 2014 senior notes, or 2016 senior subordinated notes have the right to accelerate the indebtedness under such notes or to exercise any other remedies.  Accordingly, the Company has withheld $3.6 million of interest due June 15, 2009 on the 2013 senior notes.  All three of the Company’s note issues are the subject of previously disclosed and currently pending private exchange offers.  As a result of the amendment to the senior secured credit agreement, the Company cannot issue second lien notes as currently contemplated by the exchange offers absent further bank approval.

The amendment also revised the definition of “consolidated net income” to exclude any gain or loss in respect of the modification or exchange of debt instruments in accordance with EITF Issue No. 96-19, “Debtors Accounting for a Modification or Exchange of Debt Instruments,” and any “cancellation of debt” income arising from the cancellation of indebtedness pursuant to an exchange offer or otherwise. As a result of this amendment, the $121.0 million non-cash gain on the substantial modification of the Term Loan B recorded in the Company’s statement of operations for the three months ended March 31, 2009 will be excluded from “consolidated net income” for purposes of determining covenant compliance under the senior secured credit agreement.

An acceleration of indebtedness under any issue of the notes or the senior secured credit agreement would constitute cross defaults under the Company’s other note issues and its senior secured credit agreement, permitting the holders of such debt to accelerate the same.  Such acceleration would also result in a cross default under the Company’s asset securitization agreement, permitting the lenders to terminate that agreement.  In that event, the Company would be prevented from selling additional receivables under the asset securitization agreement.  If the Company was to lose access to funding under both the senior secured credit agreement and the asset securitization agreement, the Company would be required to immediately explore alternatives which could include a potential reorganization or restructuring under the bankruptcy laws.

CONTACT:
Martin Jarosick

Executive Director — Investor Relations

770-395-4524